Exhibit 2.1


                         UNITED STATES BANKRUPTCY COURT
                             DISTRICT OF CONNECTICUT
                               NEW HAVEN DIVISION

____________________________________x
In re:                               :
                                     :
INFORMATION MANAGEMENT               :
ASSOCIATES, INC. d/b/a IMA,          :       CHAPTER 11
                                     :
                   Debtor            :       CASE NO. 00-33268(LMW)
___________________________________ x



           REVISED(1) DISCLOSURE STATEMENT PURSUANT TO SECTION 1125 OF
                 THE BANKRUPTCY CODE WITH RESPECT TO THE PLAN OF
            REORGANIZATION OF INFORMATION MANAGEMENT ASSOCIATES, INC.
                             DATED NOVEMBER 19, 2001

          [THIS DISCLOSURE STATEMENT HAS NOT YET BEEN APPROVED BY THE
         BANKRUPTCY COURT. THIS DISCLOSURE STATEMENT IS BEING SUBMITTED
          FOR APPROVAL. THE HEARING ON THE ADEQUACY OF THIS DISCLOSURE
          STATEMENT HAS BEEN COMBINED WITH THE HEARING ON THE DEBTOR'S
                        AMENDED PLAN OF REORGANIZATION.]



                                                   Zeisler & Zeisler, P.C.
                                                   James Berman, Esq.
                                                   558 Clinton Avenue
                                                   Bridgeport, CT 06605
                                                   (203) 368-4234
                                                   Counsel for Debtor


--------
1 Revised to conform with the Bankruptcy Court's November 16, 2001 order scheduling the hearing and objection deadlines for the Disclosure Statement and Plan of Reorganization.

                                       I.

                                  INTRODUCTION

        This disclosure statement (the "Disclosure Statement") is being provided to you in accordance with section 1125 of the Bankruptcy Code in connection with the solicitation of votes on the Plan of Reorganization, dated November 14, 2001 (the "Plan") proposed by Information Management Associates, Inc. ("IMA" or the "Debtor"). A copy of the Plan, which was filed in the United States Bankruptcy Court for the District of Connecticut, New Haven Division (the "Bankruptcy Court"), is annexed hereto as Exhibit A.

        You should read this Disclosure Statement carefully because it contains relevant information about the Debtor and the Plan. Unless otherwise defined, capitalized terms used herein are intended to have the respective meanings ascribed to them in the Plan.

A.      The Plan Generally

        The Plan provides for the liquidation of all of the Debtor's assets and distribution to parties-in-interest pursuant to the Bankruptcy Code.

        Because no class of creditors or shareholders are impaired, all parties-in-interest are deemed to accept the Plan under Section 1126(f). Parties may still object to the Plan, however.

        APPROVAL OF THIS DISCLOSURE STATEMENT BY THE BANKRUPTCY COURT DOES NOT CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT OF THE FAIRNESS OR MERITS OF THE PLAN OR OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT.

        Regardless of whether you are entitled to vote on the Plan, you may be bound by the Plan if it is confirmed as described in Section VIII B. - "CONFIRMATION OF THE PLAN - Requirements for Confirmation of the Plan."

        Pursuant to section 1128 of the Bankruptcy Code, the Bankruptcy Court has scheduled hearings to consider the adequacy of this Disclosure Statement and Confirmation of the Plan on December 26, 2001 at 11:00 a.m., in the United
States Bankruptcy Court, District of Connecticut, New Haven Division, Connecticut Financial Center, 157 Church Street, 17th Floor, New Haven, CT 06510. These hearings may be continued from time to time without further notice other than that notice announced orally at the hearings. The Bankruptcy Court has directed that objections, if any, to the Adequacy of the Disclosure Statement and Confirmation of the Plan be filed and served, so as to be actually received on or before noon, Eastern Standard Time, on December 21, 2001, in the manner described in Section VIII A. - "CONFIRMATION OF THE PLAN - Disclosure Statement and Confirmation Hearing".

                                       II.

                               THE CHAPTER 11 CASE

A.      Background

        Information Management Associates, Inc. (the "Debtor") was incorporated in Connecticut in 1990. Debtor's executive offices are located in Meriden, Connecticut. Prior to September 17, 2001, Debtor developed, marketed, and supported customer relationship management software for mid-size to large-scale telephone call centers.

        In  July  2000,  Debtor  filed  a  voluntary  petition  for  Chapter  11 protection with the United States Bankruptcy Court for the District of Connecticut (the "Court"). Debtor's decision to file for Chapter 11 protection was due in substantial part to two factors: (1) liquidity pressures on Debtor resulting from the substantial research and development costs associated with bringing a new product to market that did not generate any revenues, and (2) potential liability resulting from a class action shareholder lawsuit brought against the Debtor.

        Early during the Chapter 11 case, the Debtor determined that a sale of its assets on a going concern basis offered the greatest chance for recovery to creditors and shareholders.

        On August 10, 2001, Debtor reached an agreement with AIT (USA), Inc. and AIT Group plc. (collectively "AIT") to sell the majority of its assets for $16,500.000. Of that amount, after consideration of contract adjustments, $5,332,000 remains due from AIT. The Court executed an order approving the sale of Debtor's assets on September 6, 2001. The asset sale was finalized between Debtor and AIT on September 17, 2001.

B.      Post Confirmation Management

        Subsequent to the Effective Date, Donald P. Miller will continue to act as the Debtor's Chief Executive Officer. For these services, he will continue to be paid $5,000 per month. In addition, apart from its outside professionals, the Debtor, on an as needed basis, will continue to utilize the services of Sheldon Paul and Colin Graham as court appointed consultants. Prior to the sale to AIT, both Mr. Graham and Mr. Paul were employees of the Debtor in the legal and finance departments, respectively. The Debtor believes that these individuals coupled with the Debtor's outside professionals, will provide the services necessary for the post-confirmation wind-down of the Debtor.

C.      Projected Distribution

        After all Allowed Claims are paid in full, the Debtor estimates that approximately $4 million will be available for distribution to shareholders. Although the Debtor is confident of this estimate, it should not be constructed as a minimum or guaranteed amount. Among the many variables that may cause this amount to be higher or lower, are the following: (i) AIT's paying the balance of the purchase price in a timely manner; (ii) the Allowed Claims against the estate are determined as estimated by the Debtor; (iii) the costs of liquidation are as estimated by the Debtor.

                                      III.

                              OVERVIEW OF THE PLAN

A. General

        The Plan provides for the liquidation of the Debtor, payment in full to all creditors, with the balance of funds, after all creditors and cost of administration are paid, to be distributed to shareholders.

B.      Classification and Treatment Summary

        The following table provides a summary of the classification and treatment under the Plan of Claims and Interests.

Classes of Claims & Interests                                    Treatment
-----------------------------                                    ---------

Class 1 - Administrative Claims                                  Unimpaired

Class 2 - Priority Claims                                        Unimpaired

Class 3 - Unsecured Claims                         .             Unimpaired

Class 4 - Interests                                              Unimpaired

                                       IV.

                               SUMMARY OF THE PLAN

A.      Introduction

        A summary of the principal provisions of the Plan and the treatment of classes of Allowed Claims is set forth below. This summary is qualified in its entirety by references to the Plan, a copy of which is attached hereto as Exhibit A.

B.      Description, Classification and Treatment of Claims and Interests

        Among the various categories of Claims and Interests asserted against the Debtor are (i) administrative claims, (ii) other priority claims, (iii) general unsecured claims, and (iv) equity interests of the shareholders.

        1.     Administrative Claims

        Class 1 consists of Administrative Claims for any cost or expense of the chapter 11 Case that are allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including all actual and necessary costs and expenses relating to the preservation of the Estate or the operation of the Debtor's business, all allowances of compensation or reimbursement of expenses to the extent Allowed by the Bankruptcy Court, and all claims for cure payments arising from the assumption of executory contracts pursuant to section 365(b)(1) of the Bankruptcy Code.

        Administrative Claims consist of fees and expenses of professionals employed in the Case, consultant fees of the Debtor, and other ongoing expenses of operation.

        Class 1 Claims are unimpaired. Under the Plan, holders of Allowed Administrative Claims shall receive, in full satisfaction of such Claims, (i) a single Cash payment in the Allowed amount of the Claim, without interest, on the tenth Business Day following the later of (a) the Effective Date or (b) the date on which such Claim is Allowed; or (ii) such other treatment as may be agreed upon in writing by the Debtor and the holder of the Claim. Notwithstanding the foregoing, an Administrative Claim (other than a Fee Claim) representing a post-petition liability incurred in the ordinary course of business by the Debtor may be paid by the Debtor without an order of the Bankruptcy Court.

        2.     Priority Claims

        Class 2 consists of Claims against the Debtor that are entitled to priority in accordance with Section 507 of the Bankruptcy Code ("Priority Claims"). These Claims consist of certain Claims of governmental units for pre-petition date taxes ("Priority Tax Claims").

        Class 2 Claims are unimpaired. Under the Plan, each holder of an Allowed Priority Tax Claim shall receive, in full satisfaction of such Claim, a single cash payment on the later of the (a) Effective Date, or (b) the date on which such Claim is Allowed.

        3.     Unsecured Claims

        (a) Each holder of an Allowed Class 3 Claim (other than Wand) shall receive, in full satisfaction of such Claim, a Pro Rata Share of the Distributable Funds on each Unsecured Claims Distribution Date, commencing on the First Unsecured Claims Distribution Date and continuing until the Final
Unsecured Claims Distribution has been made, provided, however, that the aggregate Unsecured Claims Distributions to any holder of a Class 3 Claim shall not exceed the Allowed amount of such Claim unless Surplus Property remains after satisfying all Allowed Class 3 Claims in full, in which case the aggregate Unsecured Claims Distributions to such holder shall not exceed an amount equal to the sum of (i) the Allowed amount of such Claim and
(ii) post-Petition Date interest at the Federal Judgment Rate, and;

        (b) The Allowed Claim of Wand to the extent of $137,014.92 shall be treated with other Allowed Class 3 Claims as aforesaid. The balance of the Allowed Claim of Wand ($5,000,000) shall be paid on the First Unsecured Claims
Distribution: (i) if and only if all other Allowed Class 3 claims have been paid in full with interest as aforesaid and (ii) to the extent of Distributable Funds. The remaining balance of the Allowed Claim of Wand shall be paid in full within 20 days of Distributable Funds becoming available, but in no event later than the Final Unsecured Claims Distribution, with post-Petition Date interest at the Federal Judgment Rate.

        4.     Interests

        The holders of Class 4 Interests shall retain their Interests. The Debtor shall distribute any Surplus Property to the holders of Allowed Class 4 Interests in proportion to their respective Interests.

C.      Unclaimed Distributions

        It is the responsibility of each holder of a Claim to notify the Debtor promptly of any change in such holder's address. Failure to do so or to cash a Distribution check may result in a Distribution becoming an Unclaimed Distribution. In such event, the holder will forfeit any rights with respect thereto.

D.      Releases

        Pursuant to the Plan, the Debtor, the Estate, the Creditors' Committee and the members thereof (solely insofar as they are acting in their fiduciary capacity), and the Professional Persons retained in the Case to represent any such parties, will be released from any and all liabilities relating to the Debtor.

E. Treatment of Executory Contracts and Unexpired Leases; Other Contractual Obligations

        The Plan constitutes and incorporates a motion by the Debtor to reject all pre-Filing Date executory contracts and unexpired leases to which the Debtor is a party, except for a contract or lease that (i) has been previously assumed or rejected pursuant to Final Order of the Bankruptcy Court, or (ii) is specifically designated as being assumed under the Plan and assigned or for which a motion to assume and to assign is pending.

        Prior to assuming any executory contract or unexpired lease and assigning it, the Debtor will be required to pay any undisputed monetary amounts necessary to cure any defaults by the Debtor under any such executory contract or unexpired lease being assumed and assigned the Bankruptcy Court will resolve disputes, if any, relating to cure amounts. Except for Claims for payment of cure amounts, the parties to the Assumed Contracts will have no Claim against the Debtor relating to those contracts.

        If the rejection of an executory contract or unexpired lease by the Debtor results in damages to the other party or parties to such contract or lease, a Claim for such damages will be forever barred and will not be enforceable against the Debtor, whether by way of setoff, recoupment, or otherwise unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for Debtor and the Creditors' Committee by the earlier of thirty
(30) days after (i) entry of the Confirmation Order, or (ii) entry of an order rejecting such contract or lease.

F.      Objections to Claims

        The Debtor will be required to file and serve any and all objections to Claims within 120 days following (i) the entry of the Confirmation Order (with respect to Claims filed prior to the Effective Date), or (ii) the filing or amendment of a Claim that has been amended after the Effective Date.

        Notwithstanding any provision of the Plan to the contrary, no distributions will be made with respect to any Disputed Claim unless and until such Claim becomes an Allowed Claim and all objections to such Claim have been determined or resolved by Final Order.

G.      Retention of Jurisdiction

        Notwithstanding the entry of the Confirmation Order or the occurrence of the Effective Date, the Bankruptcy Court shall retain jurisdiction of the Case for the following purposes:

                (a) To interpret and enforce the Plan and the Confirmation Order, and all related documents and agreements;

                (b) To hear and determine any and all applications for the rejection, assumption or assignment of any executory contract, any objection to any Claim resulting therefrom, and the allowance, reduction, expungement or compromise of any Claim resulting therefrom, pursuant to the terms and conditions of the Plan;

                (c) To hear and determine any motion, application, adversary proceeding, contested matter or other litigated matter pending on the Confirmation Date or commenced within 120 days following the Effective Date or such later date as the Bankruptcy Court may permit;

                (d) To hear and determine any motion, application, adversary proceeding, contested matter or other litigated matter commenced by or against the Debtor at any time with respect to matters in any way relating to the Plan;

                (e) To ensure that the distributions to holders of Allowed Claims and reserves to be established in respect of Disputed Claims are effectuated in accordance with the Plan;

                (f) To hear and determine any objection to any Claim filed, either before or after the Confirmation Date; and to Allow or Disallow, in whole or in part, any Disputed Claim;

                (g) To enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is stayed, reversed, revoked, modified or vacated for any reason;

                (h) To hear and determine the allowance of any and all Administrative Claims including, without limitation, any Fee Claim;

                (i) To hear and determine any disputes with respect to the allowance of any fees and expenses sought pursuant to a Fee Statement;

                (j) To hear any application of the Debtor (i) to modify the Plan in accordance with section 1127 of the Bankruptcy Code, and (ii) after the Confirmation Date, to institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistency in the Plan or Confirmation

        Order in such manner as may be necessary to carry out the purposes and effects thereof;

                (k) To hear and determine disputes arising in connection with the Plan, its interpretation or its implementation, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

                (l) To construe, take any action and issue such orders, prior to and following the Confirmation Date, as may be necessary for the enforcement, implementation, execution and consummation of the Plan or for the maintenance of the integrity of the Plan or Trust Agreement following consummation;

                (m) To hear and determine any motions or contested matters involving taxes, tax refunds, tax attributes and tax benefits and similar or related matters, with respect to the Debtor or its Estate arising prior to the Effective Date or relating to the period of administration of the Case, including under section 505 of the Bankruptcy Code;

                (n) To enter a final decree closing the Case;

                (o) To hear and determine such other matters as may arise under, to be provided for in or implicated by the Plan, or the Confirmation order; and

                (p) To hear and determine any other matters related hereto and not inconsistent with chapter 11 of the Bankruptcy Code.

H.      Effect of Confirmation

        Except as provided in sections 1141(d)(2) and (3) of the Bankruptcy Code, the provisions of the Plan will (i) bind the Debtor and all Creditors and Interest holders of the Debtor, whether or not (a) the Claim or Interest of any such Creditor or Interest holder is Impaired under the Plan and (b) such Creditor or Interest holder has accepted the Plan, and (ii) terminate all rights, Claims and Interests of such Creditors and Interest holders. Except as otherwise provided in the Plan, on the Effective Date, all property dealt with by the Plan shall be free and clear of all Claims and Interests.

        The Confirmation of the Plan does not operate to discharge the Debtor from liabilities that arose before the Effective Date. Nevertheless, the consideration distributed under the Plan will be in exchange for and in complete satisfaction and release of all Claims and Interests of any nature whatsoever against the Released Parties, the Debtor, and the Debtor's Assets. The Plan contemplates that the Confirmation Order will include a judicial determination that no recourse on account of any Claim may be had by any party against the Released Parties, the Debtor, and its Assets.

                                       V.

                        CERTAIN FACTORS TO BE CONSIDERED

        The following is intended as a summary of certain risks associated with the Plan, but it is not exhaustive and must be supplemented by the analysis and evaluation of the Plan and this Disclosure Statement as a whole made by each holder of a Claim with such holder's own advisors.

        Confirmation Risks

        Any objection to the Plan filed in the chapter 11 Case by a member of a Class of Claims or Interests could either prevent Confirmation of the Plan or delay such Confirmation for a significant period of time. Moreover, the projected recoveries under the Plan are based on certain assumptions, which may prove to be materially incorrect, regarding the amount of Claims or Interests in each Class that will ultimately become Allowed Claims or Interests in such Class.

                                       VI.

                        ALTERNATIVES TO CONFIRMATION AND
                            CONSUMMATION OF THE PLAN

        If no plan can be confirmed, the Debtor's chapter 11 Case may be converted to a case under chapter 7 of the Bankruptcy Code. In a chapter 7 case, a trustee would be elected or appointed to liquidate Debtor's assets. The proceeds of the liquidation, would be distributed to the respective holders of Claims in accordance with the priorities established by the Bankruptcy Code. As discussed below, the Debtor believes that in a chapter 7 case, the recoveries for creditors would be less than the consideration to be received pursuant to the Plan, and that prompt Confirmation of the Plan affords holders of Claims the potential for the greatest realization of value from the Debtor's assets and, therefore, is in the best interests of such holders. In Chapter 7, distribution to interest holders would be diluted by the Chapter 7 costs of administration. Also, the Plan is preferable to a liquidation under Chapter 7, because Creditors will receive distributions essentially upon Confirmation rather than being required to wait until the end of the Chapter 7.

                                      VII.

                FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

                EACH HOLDER OF A CLAIM OR EQUITY INTEREST IS URGED TO CONSULT HIS OWN TAX ADVISOR FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO SUCH HOLDER UNDER THE PLAN.

                THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF THE PLAN TO THE HOLDERS OF CLAIMS AND INTERESTS MAY VARY BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER.

        Among other things, the federal income tax consequences of the implementation of the Plan to a holder of a Claim will depend, among other things, on the origin of the holder's Claim, when the holder's Claim becomes an Allowed Claim, when the holder receives payment in respect of such holder's Claim, whether the holder reports income using the accrual or cash method of accounting, whether the holder has taken a bad debt deduction or worthless security deduction with respect to his Claim, and whether the holder's Claim constitutes a "security" for federal income tax purposes.

                                      VIII.

                            CONFIRMATION OF THE PLAN

        Under  the   Bankruptcy   Code,   the  following  must  occur  prior  to
Confirmation of the Plan.

A.      Disclosure Statement and Confirmation Hearing

        Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of a plan. By order of the Bankruptcy Court, the hearing on the Adequacy of the Disclosure Statement and the Confirmation Hearing has been scheduled for December 26, 2001 at 11:00 a.m., Eastern Standard Time, in the United States Bankruptcy Court for the District of Connecticut, New Haven Division, Connecticut Financial Center, 157 Church Street, 17th Floor, New Haven, CT 06510. The hearings may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement made at the hearings or any adjournment thereof.

        Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan. Any objection to the Adequacy of the Disclosure Statement and Confirmation of the Plan must be made in writing and filed with the

Bankruptcy Court and served upon the following parties, together with proof of service, so as to be received on or before noon, Eastern Standard Time, on December 21, 2001.


James Berman, Esq.
Zeisler & Zeisler, P.C.
558 Clinton Avenue
Bridgeport, CT 06605
(Counsel to the Debtor)

Jon Newton, Esq.
Reid and Riege, PC
One State Street
Hartford, CT  06103-3185
(Counsel to the Creditors' Committee)

United States Trustee
265 Church Street
New Haven, CT 06510
Attn:  Carol Felicetta, Esq.


        Objections to Confirmation of the Plan are governed by Bankruptcy Rule 9014.

UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, THE BANKRUPTCY COURT MAY ELECT NOT TO CONSIDER SUCH OBJECTION.

B.      Requirements for Confirmation of the Plan

        At the Confirmation Hearing, the Bankruptcy Court must determine whether the Bankruptcy Code's requirements for Confirmation of the Plan have been satisfied, in which event the Bankruptcy Court will enter an order confirming the Plan. As set forth in section 1129(a) of the Bankruptcy Code, these requirements are as follows:

        1.      The plan complies with the applicable provisions of this title;

        2.      The  proponent  of  the  plan   complies  with  the   applicable
                provisions of this title;

        3. The plan has been proposed in good faith and not by any means forbidden by law.

        4. Any payment made or to be made by the proponent, by the debtor, or by a person issuing securities or acquiring property under the plan, for services or for costs and expenses in or in connection with the case or in connection with the plan and incident to the case, has been approved by, or is subject to the approval of, the court as reasonable.

        5. (A)(i) The proponent of the plan has disclosed the identify and affiliations of any individual proposed to serve, after confirmation of the plan, as a director, officer, or voting trustee of the debtor, an affiliate of the debtor participating in a joint plan with the debtor, or a successor to the debtor under the plan; and (ii) the appointment to, or continuance in, such office of such individual, is consistent with the interests of creditors and equity security holders and with public policy; and

                (B) The proponent of the plan has disclosed the identify of any insider that will be employed or retained by the reorganized debtor, and the nature of any compensation for such insider.

        6. Any governmental regulatory commission with jurisdiction, after confirmation of the plan, over the rates of the debtor has approved any rate change provided for in the plan, or such rate change is expressly conditioned on such approval.

        7.      With respect to each impaired class of claims or interests:

                (A)     each holder of a claim or interest of such class

                        (i)     has accepted the plan; or

                        (ii) will receive or retain under the plan on account of such claim or interest property of a value, as of the effective date of the plan, that is not less than the amount that such holder would so receive or retain if the debtor were liquidated under chapter 7 of this title on such date; or

                (B) if section 1111(b)(2) of this title applies to the claims of such class, each holder of a claim of such class will receive or retain under the plan on account of such claim property of a value, as of the effective date of the plan, that is not less than the value of such holder's interest in the estate's interest in the property that secures such claims.

        8.      With respect to each class of claims or interests:

                (A)     such class has accepted the plan; or

                (B)     such class is not impaired under the plan.

        9. Except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the plan provides that:

                (A) with respect to a claim of a kind specified in section 507(a)(1) or 507(a)(2) of this title, on the effective date of the plan, the holder of such claim will receive on account of such claim cash equal to the allowed amount of such claim;

                (B)     with respect to a class of claims of a kind specified in
                        section 507(a)(3),  507(a)(4),  507(a)(5),  507(a)(6) or
                        507(a)(7) of this title, each holder of a claim of such class will receive:

                        (i) if such class has accepted the plan, deferred cash payments of a value, as of the effective date of the plan, equal to the allowed amount of such claim; or

                        (ii) if such class has not accepted the plan, Cash on the effective date of the plan equal to the allowed amount of such claim; and

                (C) with respect to a claim of a kind specified in section 507(a)(8) of this title, the holder of such claim will receive on account of such claim deferred cash payments, over a period not exceeding six years after the date of assessment of such claim, of a value, as of the effective date of the plan, equal to the allowed amount of such claim.

        10. If a class of claims is impaired under the plan, at least one class of claims that is impaired has accepted the plan, determined without including any acceptance of the plan by any insider.

        11. Confirmation of the plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed in the plan.

        12. All fees payable under section 1930 of title 28, as determined by the court at the hearing on confirmation of the plan, have been paid or the plan provides for the payment of all such fees on the effective date of the plan.

        13. The plan provides for the continuation after its effective date of payment of all retiree benefits, as that term is defined in section 1114 of this title, at the level established pursuant to subsection (e)(1)(B) or (g) of section 1114 of this title, at any time prior to confirmation of the plan, for the duration of the period the debtor has obligated itself to provide such benefits.

        The Debtor believes that the Plan satisfies each of the statutory confirmation requirements and that it has complied or will have complied with all the requirements of Chapter 11.

                                       IX.

                         EFFECT OF DISCLOSURE STATEMENT

        Nothing in this Disclosure Statement shall be construed as an admission as to the existence, perfection or priority of any security interest, or as an admission against any interest of the Debtor as to any claim, preference action, collection action or other matter possibly affecting the Debtor. Additionally, in the event of a contradiction or inconsistency between this Disclosure Statement and the Plan, the terms of the Plan shall control.

        Dated: November 19, 2001 at Meriden, Connecticut

                                Respectfully submitted,

                                INFORMATION MANAGEMENT
                                ASSOCIATES, INC., Debtor


                                By: /s/ Donald P. Miller
                                   -------------------------
                                       Donald P. Miller

                         UNITED STATES BANKRUPTCY COURT
                             DISTRICT OF CONNECTICUT
                               NEW HAVEN DIVISION

____________________________________x
In re:                               :
                                     :
INFORMATION MANAGEMENT               :
ASSOCIATES, INC. d/b/a IMA,          :      CHAPTER 11
                                     :
                      Debtor         :      CASE NO. 00-33268(LMW)
___________________________________ x






                             PLAN OF REORGANIZATION
















                                                   ZEISLER & ZEISLER, P.C.
                                                   James Berman, Esq.
                                                   558 Clinton Avenue
                                                   Bridgeport, CT 06605
                                                   (203) 368-4234
                                                   Counsel for the Debtor

                                TABLE OF CONTENTS

                                                                           Page

ARTICLE I      DEFINITIONS AND INTERPRETATION                                 4

ARTICLE II     CLASSIFICATION OF CLAIMS AND INTERESTS AND
               DESIGNATION OF IMPAIRED AND UNIMPAIRED CLASSES                 11

               2.1  Classification Generally                                  11
               2.2  Classification of Claims and Interests                    11
               2.3  Unimpaired and Impaired Classes                           12

ARTICLE III    TREATMENT OF CLASSES OF CLAIMS & INTERESTS                     12

               3.1  Class 1 Claims                                            12
                      (a)  Allowance of Administrative Claims                 12
                      (b) Allowance of Fee Claims & Expense Claims            12
                      (c) Payment of Allowed Administrative Claims            12
               3.2  Class 2 Claims                                            13
               3.3  Class 3 Claims                                            13
               3.4  Class 4 Interests                                         14

ARTICLE IV     THE CREDITORS' COMMITTEE                                       14

               4.1  Role of the Creditors' Committee                          14

ARTICLE V      CONDITION PRECEDENT TO CONFIRMATION                            14

               5.1  Condition Precedent to Confirmation                       14

ARTICLE VI     MEANS FOR IMPLEMENTATION OF PLAN                               15

               6.1  Vesting of Assets                                         15
               6.2  Retention & Enforcement of Claims & Rights
                      of the Debtor                                           15
               6.3  Prosecution or Resolution of Objections to
                      Disputed Claims                                         15
               6.4  Estimation of Disputed Senior Claims for
                      Reserve Purposes                                        16
               6.5  Distributions and Reserve Fund for Unsecured Claims       16
               6.6  Transfer of Unused Balance of Unsecured Claims
                      Reserve Fund                                            16
               6.7  Estimation of Disputed Class 3 Claims for
                      Reserve Purposes                                        16
               6.8  De Minimis Distributions                                  16
               6.9  Delivery of Distributions                                 16
               6.10 Unclaimed Distributions                                   17

ARTICLE VII    TREATMENT OF EXECUTORY CONTRACTS & UNEXPIRED
               LEASES; OTHER CONTRACTUAL OBLIGATIONS                          17

               7.1  Rejected if No Motion Pending                             17
               7.2  Cure Payments                                             17
               7.3  Bar to Rejection Damages                                  17

ARTICLE VIII   OBJECTIONS TO CLAIMS                                           18

               8.1  Objection Deadline                                        18
               8.2  No Distributions Pending Determination or
                      Resolution of Objections                                18

ARTICLE IX     OTHER PROVISIONS                                               18

               9.1  Setoffs                                                   18
               9.2  Post-Effective Date Fees & Expenses                       18
               9.3  Released Parties                                          20
               9.4  Dissolution of the Debtor                                 21
               9.4  Destruction of Records                                    21

ARTICLE X      CONSUMMATION OF THE PLAN                                       21

               10.1  Retention of Jurisdiction                                24
               10.2  Revocation or Withdrawal of Plan                         24
               10.3  Modification of Plan                                     24
               10.4  Petition for Final Decree                                24
               10.5  Successors and Assigns                                   25
               10.6  Governing Law                                            25
               10.7  Defects, Omissions and Amendments                        25
               10.8  Conflicts, Inconsistencies & Ambiguities                 25
               10.9  Headings                                                 26
               10.10 Severability                                             26
               10.11 Means of Execution                                       26

                         UNITED STATES BANKRUPTCY COURT
                             DISTRICT OF CONNECTICUT
                               NEW HAVEN DIVISION

____________________________________x
In re:                               :
                                     :
INFORMATION MANAGEMENT               :
ASSOCIATES, INC. d/b/a IMA,          :      CHAPTER 11
                                     :
                      Debtor         :      CASE NO. 00-33268(LMW)
__________________________________________ x

                             PLAN OF REORGANIZATION
                INFORMATION MANAGEMENT ASSOCIATES, INC. D/B/A IMA
                -------------------------------------------------

        Information Management Associates, d/b/a IMA, debtor herein, hereby proposes this Plan of Reorganization:

                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATION

        Capitalized terms used herein shall have the respective meanings set forth in this Article. All rules of construction contained in section 102 of the Bankruptcy Code shall apply in the construction of the Plan. Unless otherwise indicated, the term "section" refers to a section of the Bankruptcy Code.

        1.1 "Administrative Claim" means an actual, necessary cost or expense of preserving the Estate entitled to priority under sections 503(b) and 507(a)(1), including a Claim for fees and expenses pursuant to section 330 or section 331, and fees, if any, due the United States Trustee under 28 U.S.C.
Section 1930(a)(6).

        1.2 "Agreed Scheduled Claim" means a Claim that is listed in the Schedules but is not listed therein (or in any amendment thereof) as contingent, unliquidated or disputed and which has not been superseded by a Proof of Claim filed with the Clerk of the Bankruptcy Court on or before the date fixed by the Bankruptcy Court as the last date for filing a proof of such Claim.

        1.3 "Allowed" means, when referring to a Claim or Interest, a Claim or Interest, or any portion thereof, that (i) is an Agreed Scheduled Claim, subject to the Debtor's right to amend the Schedules, (ii) an Administrative Claim (other than a Fee Claim) arising in the ordinary course of the Debtor's business which has not been paid and as to the amount of which the Debtor and the holder of such Claim agree in writing, or (iii) Allowed pursuant to a Final Order.

        1.4 "Assets" means any and all assets of the Estate as of the Effective Date, whether tangible or intangible or liquidated or unliquidated, and includes without limitation (i) all causes of action assertable by the Debtor or the Estate pursuant to (a) sections 542, 543, 544, 545, 547, 548, 549, 550, and 553, (b) any applicable state law providing for avoidance of asset transfers or recovery of the values thereof, (c) any and all amounts owed to the Debtor, including accounts receivable and contract rights, whether due prior or subsequent to the Petition Date, and (d) any other right, claim, cause of action or defense, whether arising by statute, or common law, and whether arising under the laws of the United States or applicable state or local law, and (ii) all of the Debtor's books, records and privileges (including, without limitation, the attorney/client privilege).

        1.5 "Assumed Contracts" has the meaning set forth in Section 8.2 of the Plan.

        1.6 "Bankruptcy Code" means Title 11 of the United States Code, as amended.

        1.7 "Bankruptcy Court" means the United States Bankruptcy Court for the District of Connecticut, New Haven Division, or any other court having jurisdiction over the Chapter 11 Case or a particular proceeding arising under the Bankruptcy Code, or arising in or related to the case.

        1.8 "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure promulgated by the United States Supreme Court, as amended from time to time.

        1.9 "Bar Date" means November 27, 2000, the date fixed by the Bankruptcy Court as the last date generally for filing proofs of Claim, other than with respect to Administrative Claims, in the Case.

        1.10 "Business Day" means any day except Saturday, Sunday, or any legal holiday.

        1.11 "Case" means Information Management Associates, Case No. 00-33268(LMW), pending in the Bankruptcy Court before the Honorable Lorraine Murphy Weil, U. S. Bankruptcy Judge.

        1.12 "Cash" means cash, cash equivalents and other marketable securities or instruments.

        1.13 "Claim" means (i) any right to payment from the Debtor, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

        1.14 "Claims Estimation Order" means an order of the Bankruptcy Court that estimates the dollar amount of one or more Disputed Claims for the purpose of calculating distributions under the Plan.

        1.15 "Class" means any group of Claims or Interests classified together by the Plan pursuant to section 1123(a)(1).

        1.16 "Confirmation" means the entry of an order of the Bankruptcy Court confirming the Plan in accordance with section 1129.

        1.17 "Confirmation Hearing" means the hearing to be held by the Bankruptcy Court, which may be continued from time to time, at which the Debtor shall seek Confirmation of the Plan.

        1.18 "Confirmation Order" means the order of the Bankruptcy Court confirming the Plan in accordance with section 1129 and approving the transactions contemplated by the Plan.

        1.19   "Creditor" means any person or entity that holds a Claim.

        1.20 "Creditors' Committee" means the Official Committee of Unsecured Creditors appointed in the Case pursuant to section 1102, as such committee may be reconstituted from time to time.

        1.21 "Debtor" means Information Management Associates, Inc., a corporation organized under the laws of Connecticut.

        1.22 "Disallowed" means, when referring to a Claim, a Claim or any portion thereof, which has been disallowed or expunged by a Final Order.

        1.23 "Disclosure Statement" means the disclosure statement filed by the Debtor pursuant to section 1125 with respect to the Plan.

        1.24 "Disputed" means, when referring to a Claim, a Claim or any portion thereof, that has not been Allowed or Disallowed.

        1.25 "Distributable Funds" means, with respect to any date on which an Unsecured Claims Distribution is to be made, the Debtor's assets that have been liquidated to Cash, less all funds reasonably anticipated by the Debtor in its sole discretion, to be necessary to pay ongoing expenses of the Debtor.

        1.26 "Effective Date" means, (i) the first Business Day after ten days have elapsed following the date of Confirmation as computed in accordance with Bankruptcy Rule 9006(a), or (ii) if the Confirmation order has been stayed by a court of competent jurisdiction, the first Business Day following the date on which such stay is lifted or dissolved by a court of competent jurisdiction.

        1.27   "Estate" means the Debtor's estate, as described in section 541.

        1.28 "Executory Contract" means any contract or unexpired lease, to which the Debtor is a party, which is capable of being assumed or rejected pursuant to section 365.

        1.29 "Federal Judgment Rate" means the rate of interest set forth in 28 U.S.C. Section 1961(a) and (b) as of the Confirmation Hearing.

        1.30 "Fee Applications" means applications of Professional Persons under section 330, 331 or 503 for allowance and payment of Fee Claims.

        1.31 "Fee Claims" means Claims of professional persons under section 330, 331 or 503 for allowance of compensation and reimbursement of expenses incurred in the Case prior to the Effective Date.

        1.32 "Final Decree" means the final decree to be entered by the Bankruptcy Court pursuant to Bankruptcy Rule 3022 closing the Case.

        1.33 "Final Unsecured Claims Distribution" means the final Unsecured Claims Distribution to be made by the Debtor in accordance with the Plan to holders of Allowed Class 3 Claims.

        1.34 "Final Unsecured Claims Distribution Date" means the date on which the Final Unsecured Claims Distribution is made or required to be made under the Plan.

        1.35 "Final Order" means a final order or judgment of the Bankruptcy Court or any other court or adjudicative body, which order or judgment is no longer subject to appeal or stay, and with respect to which no petition for certiorari, application for leave to appeal, or application for stay or rehearing is pending.

        1.36 "First Unsecured Claims Distribution Date" means, the business Day on which the first Unsecured Claims Distribution shall be made by the Debtor after it has determined that there are sufficient Distributable Funds to make such distribution; provided, however, that unless the Bankruptcy Court orders otherwise, such date shall occur not more than thirty (30) days from the Effective Date.

        1.37 "Interim Unsecured Claims Distribution Date" means any date later than the First Unsecured Claims Distribution Date other than the Final Unsecured Claims Distribution Date on which an Unsecured Claims Distribution is made or is required to be made by the Debtor to holders of Allowed Class 3 Claims.

        1.38   "Interest" means a shareholder interest in the Debtor.

        1.39 "Petition Date" means July 24, 2000, the date on which the petition for relief under chapter 11 was filed in the Bankruptcy Court by the Debtor.

        1.40 "Plan" means this Plan of Reorganization of Information Management Associates, Inc., as it may be modified from time to time.

        1.41 "Priority Claim" means a Claim, other than an Administrative Claim, entitled to priority pursuant to section 507(a).

        1.42 "Professional Person" means any person or entity relating to sections 327, 328, 330, 331, 505(b), 506(b) of 1103.

        1.43 "Pro Rata" means the proportion that the amount of an Allowed Claim in Class 3 bears to the aggregate amount of all Allowed Claims in Class 3, as calculated on a particular date.

        1.44 "Released Parties" means the Debtor, the Estate, the Creditors' Committee and the members thereof (solely insofar as they are acting in their fiduciary capacity) and the Professional Persons retained in the case to represent any such parties.

        1.45 "Schedules" means the schedules of assets and liabilities and statement of financial affairs filed by the Debtor with the Clerk of the Bankruptcy Court pursuant to Bankruptcy Rule 1007, as such schedules and statement may be amended, modified and supplemented from time to time.

        1.46 "Subordinated Claim" means any Claim or portion thereof that has been subordinated (i) pursuant to Final Order under section 510, or (ii) by agreement of the Debtor and the holder of such Claim.

        1.47 "Surplus Property" means the Debtor's Assets that remains after satisfying in full all Allowed Claims (including interest in accordance with Article III of the Plan) on the Final Unsecured Claims Distribution Date and paying all expenses of the Debtor.

        1.48 "Unclaimed Distribution" means any distribution under the Plan that is not deposited for collection or otherwise remains unclaimed for 180 days following the date on which such distribution was made.

        1.49 "Unimpaired" means, with respect to a Claim or Interest, that the Claim or Interest is not Impaired under the Plan.

        1.50 "Unsecured Claim" means a Claim that is not a Class 1 Claim, Class 2 Claim or Class 4 Interest.

        1.51 "Unsecured Claims Distribution" means any distribution of Distributable Funds to or for the benefit of holders of Class 3 Claims pursuant to the Plan.

        1.52 "Unsecured Claims Distribution Date" means any date on which an Unsecured Claims Distribution is made or is required to be made to or for the benefit of holders of Class 3 Claims.

        1.53 "Unsecured Claims Reserve Fund" means the reserve fund that may be established by the Debtor from the Distributable Funds in respect of Disputed Claims in Class 3, as described in Section 6.6 of the Plan.

        1.54   "Unsecured Creditor" means any holder of an Unsecured Claim.

        1.55 "Wand" means Wand Equity Portfolio Fund II, L.P. and Wand Affiliates Fund, L.P.

                                   ARTICLE II

                     CLASSIFICATION OF CLAIMS AND INTERESTS
               AND DESIGNATION OF IMPAIRED AND UNIMPAIRED CLASSES
               --------------------------------------------------

        2.1 Classification Generally. Except as otherwise provided herein, all Claims and Interests shall be classified as set forth in this Article II of the Plan. Any Claim or Interest is in a particular Class only to the extent it falls within the description of such Class and is in a different Class to the extent that the remainder of such Claim or Interest falls within the description of such different Class.

        2.2 Classification of Claims and Interests. The Claims against and the Interests in the Debtor are hereby classified as follows:

               (a) Class 1 - Administrative Claims.

               (b) Class 2 - Priority Claims.

               (c) Class 3 - Unsecured Claims.

               (d) Class 4 - Interests.

        2.3 Unimpaired and Impaired Classes. Class 1, Class 2, Class 3 and Class 4 are not impaired.

                                   ARTICLE III

                  TREATMENT OF CLASSES OF CLAIMS AND INTERESTS
                  --------------------------------------------

               The following treatment of, and consideration to be received by, holders of Allowed Claims and holders of Allowed Interests pursuant to the Plan shall be in full settlement, satisfaction and release of all rights of the holders of such Allowed Claims or Allowed Interests, and such holders will not be entitled to pursue any such rights as against the Debtor and the Assets, except as provided in the Plan:

        3.1    Class 1 Claims.

        (a) Allowance of Administrative Claims. An Administrative Claim (other than a Fee Claim) representing a post-Petition Date liability incurred in the ordinary course of business by the Debtor may be paid by the Debtor without an order of the Bankruptcy Court. Unless an Administrative Claim is paid as an ordinary course obligation, such Claim shall become an Allowed Class 1 Claim only to the extent Allowed by Final Order of the Bankruptcy Court. Any objection to the allowance of Administrative Claims shall be resolved by the Bankruptcy Court following notice and a hearing.

        (b) Allowance of Fee Claims. Fee Claims for services rendered or expenses incurred prior to or on the Effective Date shall be Allowed Claims to the extent approved by Final Order of the Bankruptcy Court.

        (c) Payment of Allowed Administrative Claims. Each holder of an Allowed Administrative Claim shall receive, in full satisfaction of such Claim,
(i) a single Cash payment
in the Allowed amount of the Claim on the tenth Business Day following the later of (a) the Effective Date, or (b) the date on which such Claim is Allowed; or
(ii) provide such other treatment as may be agreed upon in writing by the Debtor and such holder. All Allowed Administrative Claims that become due after the Effective Date shall be paid by the Debtor as they become due.

        3.2 Class 2 Claims. Each holder of an Allowed Priority Claim shall receive, in full satisfaction of such Claim, (I) a single Cash payment in the Allowed amount of the claim on the tenth Business Day following the later of (a) the Effective Date or (b) the date on which such Claim is Allowed; or (ii) such other treatment as may be agreed upon in writing by the Debtor and such holder.

        3.3 Class 3 Claims. (a) Each holder of an Allowed Class 3 Claim (other than Wand) shall receive, in full satisfaction of such Claim, a Pro Rata Share of the Distributable Funds on each Unsecured Claims Distribution Date, commencing on the First Unsecured Claims Distribution Date and continuing until the Final Unsecured Claims Distribution has been made, provided, however, that the aggregate Unsecured Claims Distributions to any holder of a Class 3 Claim shall not exceed the Allowed amount of such Claim unless Surplus Property remains after satisfying all Allowed Class 3 Claims in full, in which case the aggregate Unsecured Claims Distributions to such holder shall not exceed an amount equal to the sum of (i) the Allowed amount of such Claim and (ii) post-Petition Date interest at the Federal Judgment Rate, and; (b) The Allowed Claim of Wand to the extent of $137,014.92 shall be treated with other Allowed Class 3 Claims as aforesaid. The balance of the Allowed Claim of Wand ($5,000,000) shall be paid on the First Unsecured Claims Distribution: (i) if and only if all other Allowed Class 3 claims have been paid in full with interest as aforesaid and (ii) to the extent of Distributable

Funds. The remaining balance of the Allowed Claim of Wand shall be paid in full within 20 days of Distributable Funds becoming available, but in no event later than the Final Unsecured Claims Distribution, with post-Petition Date interest at the Federal Judgment Rate.

        3.4 Class 4 Interests. The holders of Class 4 Interests shall retain their Interests. The Debtor shall distribute any Surplus Property to the holders of Allowed Class 4 Interests in proportion to their respective Interests.

                                   ARTICLE IV

                            THE CREDITORS' COMMITTEE
                            ------------------------

        4.1 Role of the Creditors' Committee. Upon the Effective Date, the Creditors' Committee will remain in effect. Post-Effective Date, the Creditors' Committee will oversee, on an advisory basis, the post-Effective Date activities of the Debtor in order to insure that the Debtor is administered effectively and efficiently. Upon payment in full of all Allowed Class 3 Claims other than Wand, the Creditors' Committee will be disbanded and dissolved.

                                    ARTICLE V

                     CONDITIONS PRECEDENT TO EFFECTIVE DATE
                     --------------------------------------

        5.1 Condition Precedent to Effective Date. It shall be a condition precedent to the Effective Date that the Bankruptcy Court shall have entered the Confirmation Order.

                                   ARTICLE VI

                        MEANS FOR IMPLEMENTATION OF PLAN
                        --------------------------------

        6.1 Vesting of Assets. Upon the Effective Date, title to the Assets of the Estate will automatically re-vest in the Debtor, free and clear of all Claims and Interests, except as specifically provided in the Plan. The Debtor's Property shall be held, administered, liquidated and distributed in accordance with the Plan.

        6.2 Retention and Enforcement of Claims and Rights of the Debtor. Pursuant to section 1123(b)(3), the Debtor shall retain and may enforce any and all claims, causes of action and rights of the Debtor or the Estate as of the Effective Date, including, without limitation, the right to seek the subordination of claims under section 510.

        6.3 Prosecution or Resolution of Objections to Disputed Claims. The Debtor shall set aside funds solely for the benefit of holders of Claims in Class 1 and Class 2 in accordance with the Plan, and shall (i) make distributions to the holders of Allowed Claims in Class 1 and Class 2 on the Effective Date and (ii) make distributions to holders of Class 1 and Class 2 Claims that are Disputed Claims when and to the extent they become Allowed Claims.

        6.4 Estimation of Disputed Class 1 and Class 2 Claims for Reserve Purposes. The Debtor may, in its sole discretion, file a motion at any time on notice to affected holders of Disputed Class 1 and Class 2 Claims seeking the issuance and entry of an order for the purpose of establishing appropriate reserves, including, without limitation, a Claims Estimation Order.

        6.5 Distributions and Reserve Fund for Unsecured Claims. From the Distributable Funds, the Debtor (i) shall make distributions to holders of Allowed Claims in Class 3, (ii) may, in its sole discretion, establish the Unsecured Claims Reserve Fund (as described below) and, (iii) shall make distributions from the Unsecured Claims Reserve Fund to holders of any Unsecured Claims that are Disputed Claims when and to the extent they become Allowed Claims.

        6.6 Estimation of Disputed Class 3 Claims for Reserve Purposes. The Debtor may file a motion at any time on notice to affected holders of Disputed Class 3 Claims seeking the issuance and entry of an order for the purpose of establishing appropriate reserves for Disputed Class 3 Claims, including, without limitation, a Claims Estimation Order.

        6.7 De Minimis Distributions. In the event that any Unsecured Claims Distribution in respect of an Allowed Class 3 Claim on a particular Unsecured Claims Distribution Date (other than the Final Unsecured Claims Distribution
Date) would be in an amount less than $25, the Debtor may elect to defer such distribution to the next Unsecured Claims Distribution Date on which the Unsecured Claims Distribution (including such deferred amount) in respect of such Allowed Class 3 Claim is at least $25.

        6.8 Delivery of Distributions. Distributions to holders of Allowed Claims shall be made at the addresses set forth on the proofs of Claim filed by such holders (or at the last known addresses of such holders if no proof of Claim is filed or if the Debtor has been notified of a change of address). If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until the Debtor is notified of such holder's then current address, at which time, subject to the provisions of this
Section 6.9 of the Plan, all missed distributions shall be made to such holder without interest.

        6.9 Unclaimed Distributions. Distribution checks issued by the Debtor in respect of Allowed Claims shall be null and void if not cashed within 90 days of the date of issuance thereof. Notwithstanding that a distribution check has become null and void, the holder of an Allowed Claim may request, not more than 180 days from the date on which the check was originally issued, that the Debtor reissue the check. After such date, the distribution in respect of such Claim shall be deemed an Unclaimed Distribution and such Claim shall be forever barred. The Cash that otherwise would have been distributed in respect of an Unclaimed Distribution shall become Distributable Funds.

                                   ARTICLE VII

                      TREATMENT OF EXECUTORY CONTRACTS AND
                  EXPIRED LEASES; OTHER CONTRACTUAL OBLIGATIONS
                  ---------------------------------------------

        7.1 Rejected if No Motion Pending. The Plan constitutes and incorporates a motion by the Debtor to reject all pre-Petition Date executory contracts and unexpired leases to which the Debtor is a party, except for any contract or lease that (i) has been previously assumed or rejected pursuant to a Final Order of the Bankruptcy Court, or (ii) is specifically designated on Exhibit A attached hereto as being assumed under the Plan, subject to assignment.

        7.2 Cure Payments. Prior to assuming any executory contract or unexpired lease (the "Assumed Contracts"), the Debtor shall pay any undisputed monetary amounts necessary to cure any defaults by the Debtor under any such executory contract or unexpired lease being assumed and assigned. The Bankruptcy Court shall resolve disputes, if any, relating to cure amounts.

        7.3 Bar to Rejection Damages. If the rejection of an executory contract or unexpired lease by the Debtor results in damages to the other party or parties to such contact or lease, a Claim for such damages shall be forever barred and shall not be enforceable against the Debtor or to their properties, whether by way of setoff, recoupment, or otherwise unless a proof of Claim is filed with the Bankruptcy Court and served upon the Debtor and respective counsel for Debtor and the Creditors' Committee by the earlier of thirty (30) days after (i) entry of the Confirmation Order, or (ii) entry of an order rejecting such contract or lease.

                                  ARTICLE VIII

                              OBJECTIONS TO CLAIMS
                              --------------------

        8.1 Objection Deadline. Unless otherwise ordered by the Bankruptcy Court, the Debtor shall file and serve any and all objections to Claims within 60 days following the Effective Date.

        8.2 No Distributions Pending Determination or Resolution of Objections. Notwithstanding any other provision of the Plan to the contrary, no distributions shall be made with respect to any Disputed Claim unless and until such Claim becomes an Allowed Claim and all objections to such Claim have been determined or resolved by Final Order.

                                   ARTICLE IX

                                OTHER PROVISIONS
                                ----------------

        9.1 Setoffs. Subject to the limitations provided in section 553, the Debtor may offset or recoup against any Claim and the distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtor may have against the holder of such Claim. However, neither the failure to offset or recoup nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor of any such claim that the Debtor may have against the holder.

        9.2 Post-Effective Date Fees and Expenses. Post-Effective Data fees and expenses of professionals employed but the Debtor and the Committee, shall be paid in the following manner:

               a. By the fifteenth (15th) calendar day of each month, each professional shall submit to the Debtor, with a copy to the Office of the United States Trustee, to the Debtor's Counsel and to Counsel to Official Committee of Unsecured Creditors a Fee Statement with respect to fees and expenses incurred through the last day of the preceding calendar month. Any fees and expenses incurred through the last day of the preceding calendar month. Any fees and expenses incurred but not submitted in any month may be submitted in a subsequent month.

               (b) All Fee Statements shall be prepared and submitted in accordance with the following:

                     (1) All Fee Statements for services rendered shall be based upon the normal and customary hourly rates charged by the party submitting the Fee Statement.

                     (2) All Fee Statements for services rendered shall identify the work performed by task or category.

                     (3) All Fee Statements for services rendered shall set forth the name of each person or entity rendering services, the amount of time expended, the current billing rate for each person or entity, and a description of the professional services rendered; where the description of services may disclose or infer privileged or sensitive information, the Fee Statement may be submitted in a redacted form to the extent necessary to prevent such disclosure.

                     (4) All Fee Statements requesting reimbursement of expenses shall set for the date, category and amount of each expenditure; if requested, any party seeking reimbursement for expenses shall provide such invoices and receipts as are necessary to evidence such expenditures.

                     (5) Any disputes with respect to matters covered by a Fee Statement will be submitted to the Bankruptcy Court for determination.

               (c) Within fifteen (15) calendar days after the submission of a Fee Statement as described in subsections (a) and (b) hereof, any party in interest may file with the Bankruptcy Court an Objection to any item or items in such Fee Statement with notice to the party submitting the request. The objection shall specify the item or items to which an objection is made, the specific dollar amount attributable to the item(s) to which objection is made, and the factual and legal basis for the objection.

               (d) Within twenty-five (25) calendar days after submission of a Fee Statement as described in subsections (a) and (b) hereof, the Debtor shall pay the fees and expenses reflected on such Fee Statement less the amount for any item or items objected to in the manner specified in subparagraph (b) above, without further order of the Bankruptcy Court.

        9.3 Released Parties. The Confirmation of the Plan does not operate to discharge the Debtor from liabilities that arose before the Effective Date. However, the consideration distributed under the Plan shall be in exchange for and in complete satisfaction and release of all claims and interest of any nature whatsoever against the Released Parties and the Assets of the Debtor, including, without limitation, demands and liabilities that arose before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i), whether or not (i) a proof of Claim based upon such debt is filed or deemed filed under section 501; (ii) a Claim based upon such debt is Allowed under section 502; or (iii) the holder of a Claim based upon such debt has accepted the Plan. The Confirmation Order shall include a judicial determination that no recourse on account of any Claim may be had by any party against the Released Parties or the Assets of the Debtor, except as specifically provided in the Plan. The Confirmation Order shall operate as a permanent injunction against the prosecution of any action in respect of a Claim or Interest against the Released Parties and the Assets of the Debtor.

        9.4 Dissolution of the Debtor. The Debtor shall take such steps as may be necessary to dissolve the Debtor under applicable state law.

        9.5 Destruction of Records. After entry of the Final Decree, the Debtor may, in its discretion, destroy all of its records.

                                    ARTICLE X

                            CONSUMMATION OF THE PLAN
                            ------------------------

        10.1 Retention of Jurisdiction. Notwithstanding the entry of the Confirmation Order or the occurrence of the Effective Date, the Bankruptcy Court shall retain jurisdiction over the Case for the following purposes:

        (a) To interpret and enforce the Plan and the Confirmation order and all related documents and agreements;

        (b) To hear and determine any and all motions for the rejection, assumption or assignment of any executory contract, any objection to any Claim resulting therefrom, and the allowance, reduction, expungement or compromise of any Claim resulting therefrom, pursuant to the terms and conditions of the Plan;

        (c) To hear and determine any motion, application, adversary proceeding, contested matter or other litigated matter pending on the Confirmation Date or commenced within 180 days following the Effective Date or such later date as the Bankruptcy Court may permit;

        (d) To hear and determine any motion, application, adversary proceeding, contested matter or other litigated matter commenced by or against the Debtor at any time with respect to matters in any way relating to the Plan or the Debtor;

        (e) To ensure that the distributions to holders of Allowed Claims and Allowed Interests and reserves to be established in respect of Disputed Claims, are effectuated in accordance with the Plan;

        (f) To hear and determine any objection to any Claim filed, either before or after the Confirmation Date, and to Allow or Disallow, in whole or in part, any Disputed Claim;

        (g) To hear and determine any motion to estimate any or all Claims for purposes of distribution pursuant to section 502(c);

        (h) To enter, implement or enforce such orders as may be appropriate in the event the Confirmation order is for any reason stayed, reversed, revoked, modified or vacated for any reason;

        (i) To hear and determine the allowance of any and all Administrative Claims including, without limitation, any Fee Claim;

        (j) To hear any application of the Debtor (i) to modify the Plan in accordance with section 1127, and (ii) after the Confirmation Date, to institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistency in the Plan, and the Confirmation Order in such manner as may be necessary to carry out the purposes and effects thereof;

        (k) To hear and determine disputes arising in connection with the Plan, its interpretation or its implementation, including disputes arising under agreements, documents or instruments executed in connection with the Plan.

        (l) To construe, take any action and issue such orders, prior to and following the Confirmation Date, as may be necessary for the enforcement, implementation, execution and consummation of the Plan or for the maintenance of the integrity of the Plan following consummation;

        (m) To hear and determine any motions or contested matters involving taxes, tax refunds, tax attributes and tax benefits and similar or related matters, with respect to the Debtor or its Estate arising prior to the Effective Date or relating to the period of administration of the Case, including under section 505;

        (n) To hear and determine any controversies, suits and disputes as may arise with regard to orders of this Court entered in the Case;

        (o) To adjudicate any controversies concerning the classification of any Claim or Interest;

        (p) To adjudicate any claims or controversies with respect to an alleged security or ownership interest in any property of the Debtor or in any proceeds thereof and with respect to adequate protection claimed by the holder of a Claim;

        (q) To adjudicate any claims or controversies arising out of or relating to any purchases, sales or contracts made or undertaken by the Debtor in or in connection with the case;

        (r) To recover all Assets and property of the Debtor wherever located, whether or not an action or actions had been commenced prior to the Confirmation Date;

        (s) To adjudicate any controversies regarding recovery of and entitlement to the Assets and to determine any disputes between or among the Debtor, the Creditors' Committee and any other entity, whether or not subject to an action pending as of the Confirmation Date;

        (t) To adjudicate any claims or controversies commenced under or relating to sections 542, 543, 544, 545, 547, 548, 549, 550 and/or 553, or
similar state law, whether or not such claim or controversy is raised or filed before or after the Confirmation Date;

        (u) To enter any orders or adjudicate any controversies with respect to discovery proceedings commenced before or after the Effective Date by or against the Debtor/ including, without limitation, under Bankruptcy Rules 2004 and 7026, et seq.;

        (v) To enter any order, including orders providing for injunctive relief, necessary to enforce the title, rights and powers of the Debtor and to impose such limitations, restrictions, terms and conditions on such title, rights and powers as the Court may deem necessary or appropriate;

        (w)    To enter a final decree closing the Case;

        (x) To hear and determine such other matters as may arise under, be provided for in or implicated by the Plan or the Confirmation order; and

        (y) To hear and determine any other matters related hereto and not inconsistent with Chapter 11.

        10.2 Revocation or Withdrawal of Plan. The Debtor may revoke or withdraw the Plan prior to entry of the Confirmation Order. If the Debtor revokes or withdraws the Plan, or if Confirmation does not occur, then the Plan shall be deemed null and void and nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Debtor or any other person or entity or deemed to prejudice in any manner the rights of any party in any further proceedings before the Bankruptcy Court.

        10.3 Modification of Plan. At any time prior to Confirmation, the Debtor may modify the Plan, provided that the Plan, as modified, meets the requirements of sections 1122 and 1123, and the Debtor shall comply with section 1125. The Plan may be modified at any time after Confirmation and before its substantial consummation, provided that the Plan, as modified, meets the requirements of sections 1122 and 1123 and provided that the Bankruptcy Court, after notice and a hearing, confirms the Plan, as modified under section 1129. A holder of a Claim that has accepted or rejected the Plan shall be deemed to have accepted or rejected, as the case may be, such Plan as modified, unless, within the time fixed by the Bankruptcy Court, such holder changes its previous acceptance or rejection.

        10.4 Petition for Final Decree. The Case will not be deemed fully administered until all claims and contested matters brought or to be brought by the Debtor have been adjudicated by Final Order, and all distributions to be made under the Plan have been completed. At such time, the Debtor will petition the Bankruptcy Court for entry of a Final Decree declaring the Case to have been fully administered. Upon the Bankruptcy Court's approval of the Debtor's application for final decree, the Case shall be closed.

        10.5 Successors and Assigns. The rights, duties and obligations of any person or entity named or referred to in the Plan shall be binding upon, and shall inure to the benefit of, the successors and assigns of such person or entity.

        10.6 Governing Law. Except to the extent that the Bankruptcy Code is applicable, the rights and obligations arising under the Plan shall be governed by and construed and enforced in accordance with the laws of the State of Connecticut.

        10.7 Defects, Omissions and Amendments. Except to the extent that it materially affects the interests of holders of Claims in an adverse manner (in which case notice and a hearing shall be required), the Debtor may, with the approval of the Bankruptcy Court and without notice to all holders of Claims, correct any defect, omission or inconsistency in the Plan in such manner and to such extent as may be necessary to expedite the execution of the Plan.

        10.8 Conflicts, Inconsistencies and Ambiguities. In the event of a conflict or inconsistency between the terms of the Plan, the Disclosure Statement and any other documents relating to the Plan, the terms of the Plan shall govern and control; provided that if the Plan (i) does not expressly resolve the issue under consideration or (ii) is deemed by the Debtor to be ambiguous, the Debtor may, in its discretion, seek such direction from the Bankruptcy court as may be necessary.

        10.9 Headings. The headings used in the Plan are for convenience only and neither constitute a portion of the Plan nor in any manner affect the provisions or interpretations of the Plan.

        10.10 Severability. Should any provision in the Plan be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any or all other provisions of the Plan.

        10.11 Means of Execution. The Debtor, to the extent required, shall take all steps, and execute all documents, necessary to effectuate the foregoing. Dated November 14, 2001 at Meriden, Connecticut.

                             Respectfully submitted,

                             INFORMATION MANAGEMENT ASSOCIATES, INC.
                             Debtor

                             By: /s/ Donald P. Miller
                                -------------------------------------
                                     Donald P. Miller
                                     Acting Chief Executive Officer


                             ZEISLER & ZEISLER, P.C.
                             Counsel for the Debtor and Debtor in Possession

                             By:     /s/ James Berman
                                     --------------------------------
                                     James Berman (ct06027)
                                     558 Clinton Avenue
                                     P.O. Box 3186
                                     Bridgeport, CT 06605-0186
                                     (203) 368-4234
                                     Its Attorneys



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